Rule 424(b)(3)
                                               File Nos. 333-62295
                                                         333-62295-01
                                                         333-62295-02

AMENDMENT DATED AUGUST 4, 2000 TO PRICING SUPPLEMENT NO. 3 DATED JULY 26, 2000 (to Prospectus dated July 30, 1999 and Prospectus Supplement dated July 30, 1999)

PENNSYLVANIA ELECTRIC COMPANY
Medium Term Notes, Series E, Tranche 5

Trade Date:                                 July 26, 2000

Principal Amount:                           $33,000,000

Original Issue Date:                        August 4,  2000

Maturity Date:                              August 1,  2005

Interest Rate:                              7.50%

Interest Payment Dates:                     February 1 and August 1, commencing
                                            February 1, 2001

                                             The record  date for payment on the
                                            Notes  will  be  the   Business  Day
                                            immediately   preceding   the   next
                                            Interest Payment Date.

                                             Any payment  required to be made in
                                            respect  of a Note on a date that is
                                            not a  Business  Day for  such  Note
                                            need not be made on such  date,  but
                                            may be made on the  next  succeeding
                                            Business Day with the same force and
                                            effect as if made on such date,  and
                                            no additional  interest shall accrue
                                            as a result of such delayed amount.

Agents' Discounts or Commissions:
                                            $165,000

Net Proceeds to Company                     $32,835,000

Additional                                  Terms:   $25  million  in  principal
                                            amount of the  Notes are being  sold
                                            to Banc of America Securities LLC as
                                            principal  in this  transaction  for
                                            resale to one or more  investors  or
                                            other  purchasers at varying  prices
                                            related   to    prevailing    market
                                            conditions  at the  time or times of
                                            resale  as  determined  by  Banc  of
                                            America  Securities  LLC. $8 million
                                            in principal amount of the Notes are
                                            being  sold  through  Salomon  Smith
                                            Barney acting as agent.

                                            Certain legal matters will be passed
                                            upon for the  Company by Thelen Reid
                                            &    Priest    LLP   and   for   the
                                            underwriters  by Winthrop,  Stimson,
                                            Putnam and Roberts.

Optional Redemption                          The Notes will be redeemable,  as a
                                             whole or in part,  at the Company's
                                             option, at any time or from time to
                                             time, on at least 30 days,  but not
                                             more  than 60  days,  prior  notice
                                             mailed to the registered address of
                                             each  holder  of  the  Notes.   The
                                             redemption  prices will be equal to
                                             the  greater  of  (1)  100%  of the
                                             principal amount of the Notes to be
                                             redeemed  or  (2)  the  sum  of the
                                             present  values  of  the  Remaining
                                             Scheduled   Payments   (as  defined
                                             below) discounted,  on a semiannual
                                             basis   (assuming  a  360-day  year
                                             consisting    of   twelve    30-day
                                             months), at a rate equal to the sum
                                             of the  Treasury  Rate (as  defined
                                             below) and 10 basis points. In each
                                             case  accrued   interest   will  be
                                             payable to the redemption date.



                                            "Treasury Rate" means,  with respect
                                            to any redemption date, the rate per
                                            annum   equal   to  the   semiannual
                                            equivalent  yield to maturity of the
                                            Comparable Treasury Issue,  assuming
                                            a price for the Comparable  Treasury
                                            Issue  (expressed as a percentage of
                                            its  principal  amount) equal to the
                                            Comparable  Treasury  Price for such
                                            redemption date.

                                            "Comparable  Treasury  Issue"  means
                                            the United States Treasury  security
                                            selected    by    an     Independent
                                            Investment   Banker   as   having  a
                                            maturity comparable to the remaining
                                            term  of the  Notes  that  would  be
                                            utilized,  at the time of  selection
                                            and  in  accordance  with  customary
                                            financial  practice,  in pricing new
                                            issues of corporate debt  securities
                                            of   comparable   maturity   to  the
                                            remaining   term  of   such   Notes.
                                            "Independent    Investment   Banker"
                                            means one of the Reference  Treasury
                                            Dealers appointed by the Company.

                                            "Comparable  Treasury  Price" means,
                                            with respect to any redemption date,
                                            the   average   of   the   Reference
                                            Treasury     Dealer      Quotations.
                                            "Reference      Treasury      Dealer
                                            Quotations"  means,  with respect to
                                            each Reference  Treasury  Dealer and
                                            any redemption date, the average, as
                                            determined   by  the   Senior   Note
                                            Trustee, of the bid and asked prices
                                            for the  Comparable  Treasury  Issue
                                            (expressed   in   each   case  as  a
                                            percentage of its principal  amount)
                                            quoted in writing to the Senior Note
                                            Trustee by such  Reference  Treasury
                                            Dealer at 3:30  p.m.,  New York City
                                            time,  on  the  third  business  day
                                            preceding such redemption date.

                                            "Senior Note Trustee" shall mean the
                                            United  States Trust  Company of New
                                            York or its successor.

                                            "Reference  Treasury  Dealer"  means
                                            each of Banc of  America  Securities
                                            LLC and  Salomon  Smith  Barney Inc.
                                            and their respective successors.  If
                                            either of the foregoing  shall cease
                                            to  be  a  primary  U.S.  Government
                                            securities    dealer   (a   "Primary
                                            Treasury Dealer"), the Company shall
                                            substitute     another    nationally
                                            recognized  investment  banking firm
                                            that is a Primary Treasury Dealer.

                                            "Remaining    Scheduled    Payments"
                                            means,  with respect to each Note to
                                            be redeemed, the remaining scheduled
                                            payments   of   principal   of   and
                                            interest  on such Note that would be
                                            due  after  the  related  redemption
                                            date  but for  such  redemption.  If
                                            such   redemption  date  is  not  an
                                            interest  payment  date with respect
                                            to such Note, the amount of the next
                                            succeeding     scheduled    interest
                                            payment on such Note will be reduced
                                            by the amount of interest accrued on
                                            such Note to such redemption date.

                                            On and  after the  redemption  date,
                                            interest will cease to accrue on the
                                            Notes or any  portion  of the  Notes
                                            called for  redemption  (unless  the
                                            Company  defaults  in the payment of
                                            the  redemption  price  and  accrued
                                            interest).    On   or   before   the
                                            redemption  date,  the Company  will
                                            deposit  with a paying agent (or the
                                            Senior    Note    Trustee)     money
                                            sufficient  to  pay  the  redemption
                                            price of and accrued interest on the
                                            Notes to be  redeemed  on such date.
                                            If less  than  all the  Notes of any
                                            series are to be redeemed, the Notes
                                            to be redeemed  shall be selected by
                                            the  Trustee  by such  method as the
                                            Senior Note Trustee  shall deem fair
                                            and appropriate.